EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in Registration Statement No. 333-252934 on Form S-3 of our report dated February 8, 2022, relating to the consolidated financial statements of Boardwalk Pipeline Partners, LP, and subsidiaries appearing in this Annual Report on Form 10-K of Boardwalk Pipeline Partners, LP for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Houston, Texas
February 8, 2022